Exhibit 99.1

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Media Contact: Loretta Lepore 404-527-4175
June 21, 2007	Investor Relations Contact: Joe Camp 630-754-4352

Cethromycin Achieves Primary Endpoint

in Pivotal Phase 3 Pneumonia Clinical Trial

CHICAGO, IL, June 21, 2007/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), today announced positive results from Trial CL-06, the first of two pivotal Phase 3 clinical trials designed to assess the safety and effectiveness of cethromycin, a novel once-a-day antibiotic, for the treatment of community acquired pneumonia (CAP).  In the study, cethromycin achieved non-inferiority in its primary endpoint of per protocol clinical cure rate compared to Biaxin® (clarithromycin) in CAP.  Cethromycin was evaluated using a 300 mg once-daily dosing regimen compared to 250 mg twice-daily dosing for Biaxin®, both over a seven-day course of therapy.  Cethromycin also demonstrated safety results that were similar to those seen with Biaxin®.

“We are pleased with the positive results from Trial CL-06 and we believe the strong clinical cure rates coupled with the favorable safety profile seen with cethromycin in this study validate our dosing strategy and will allow us to continue on our current regulatory and commercial partnering pathway,” said Dr. Michael T. Flavin, chief executive officer.  “Non-inferiority was achieved despite the unusually high clinical cure rate observed with the comparator drug.”  Dr. Flavin added “We are currently compiling the results from Trial CL-05, our second Phase 3 trial, and we will report top-line results when they are available.”

Study Details

Trial CL-06 was a multi-center, multi-national, double-blind, randomized, comparator Phase 3 clinical study in which cethromycin was compared to Biaxin® in treating mild-to-moderate CAP.  In the study, 522 adult patients were enrolled from clinics in Europe, South America and Israel.

In the study, cethromycin achieved non-inferiority in its primary endpoint of per protocol clinical cure rate compared to Biaxin® in CAP (cethromycin 91.5% (205/224) compared to Biaxin® 95.9% (212/221) [-9.1, +0.3], p=0.0775).  Cethromycin’s achievement of a 91.5% clinical cure rate is consistent with its Phase 2 clinical trial results at the same 300 mg once-daily dose for CAP.  The comparator drug, Biaxin®, achieved a cure rate higher than the historical rate observed in any reported Biaxin® CAP clinical trials to date.

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Cethromycin also achieved positive safety results in the study.  Cethromycin demonstrated an improved safety profile when compared with the results seen in its previous clinical trials.  Additionally, the incidence of adverse events was not statistically different between cethromycin and Biaxin®.  The most common adverse events reported in patients receiving cethromycin were mild-to-moderate diarrhea (cethromycin 5.0%, Biaxin® 4.6%), headache (cethromycin 3.1%, Biaxin® 6.5%), nausea (cethromycin 2.7%, Biaxin® 3.8%), vomiting (cethromycin 2.7%, Biaxin® 1.5%), abdominal pain (cethromycin 1.5%, Biaxin® 3.1%) and taste disturbance (cethromycin 11.1%, Biaxin® 6.2%).  No drug-related serious adverse events were observed in any study subject.  Liver function tests and electrocardiogram monitoring demonstrated no significant differences between subjects receiving cethromycin and subjects receiving Biaxin®, consistent with the hepatic and cardiac side effect profile reported in cethromycin’s previous clinical trials.

Cethromycin is not approved as a treatment for CAP, and data from this analysis have not been reviewed by the FDA.  No further details of the clinical study will be available until all data analyses are complete and results are presented in a public, scientific forum.

Program Design

The Phase 3 CAP clinical trial program is comprised of two randomized, well controlled, double-blind, multi-center, multi-national, comparator trials designed to assess the safety and effectiveness of cethromycin in CAP patients compared to Biaxin®.  Trial CL-06 enrolled patients from clinics in Europe, South America and Israel and Trial CL-05 has enrolled patients from North America and South Africa. Cethromycin was evaluated using a 300 mg once-daily dosing regimen compared to 250 mg twice-daily dosing for Biaxin®, both over a seven-day course of therapy.  Biaxin® is an FDA-approved macrolide antibiotic currently indicated for the treatment of CAP.

The primary endpoint for both trials is the clinical cure rate at the test-of-cure visit (Day 14-21 post-initiation of dosing).  The eligibility of patients for each trial was based on clinical signs and symptoms and chest X-ray as evaluated by an independent radiologist.  Extensive electrocardiogram and liver function test monitoring were incorporated into the study design to examine safety in these areas, and to build on the safety database established in previous cethromycin clinical trials.

Each trial was powered to demonstrate non-inferiority at the 95% confidence interval.  To achieve non-inferiority a drug must show that it does not statistically perform any worse than the comparator treatment.

About Community Acquired Pneumonia (CAP)

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus

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influenzae.  CAP affects 5-6 million patients in the United States each year, with 10 million physician visits and 2 million hospitalizations occurring annually.

Macrolides and penicillins are currently the first-line treatments for respiratory tract infections such as CAP.  As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action which can overcome this emerging resistance.

About Cethromycin

Cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections, and, again in in vitro tests, it appears to be effective against penicillin- and macrolide-resistant bacteria.  Cethromycin has a mechanism of action that may slow the onset of future bacterial resistance.  In addition to its utility in CAP, cethromycin has also been shown to be effective in animal studies for the prophylactic treatment of inhalation anthrax post exposure.  The FDA has designated cethromycin as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, but the FDA has not yet approved the drug for marketing in this or any other indication.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel once-a-day antibiotic in late-stage clinical development for the treatment of respiratory tract infections including CAP.  For more information, please visit us on the web at www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, clinical trials, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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